Gaming Partners International Corporation Reports Financial Results For the Second Quarter and First Six Months of 2013

LAS VEGAS, Aug. 8, 2013 /PRNewswire/ -- Gaming Partners International Corporation (NASDAQ: GPIC), a leading worldwide provider of casino currency and table gaming equipment, announced financial results for the second quarter and six months ended June 30, 2013.

During the second quarter ended June 30, 2013, the Company posted a net loss of $54,000, or ($0.01) per basic and diluted share, compared to net income of $1.8 million, or $0.22 per basic and diluted share, for the second quarter of 2012. During the first six months of 2013, the Company posted net income of $0.4 million, or $0.06 per basic and diluted share, compared to net income of $3.1 million, or $0.38 per basic and diluted share, for the first six months of 2012. The decrease in earnings for the second quarter and first six months of 2013 was caused by lower gross margins and higher general and administrative expenses.

During the second quarter of 2013, the Company earned revenues of $14.1 million, compared to revenues of $13.0 million. Gross profit for the quarter was $4.4 million, or 31% of revenues, compared to $4.9 million, or 37% of revenues, in the same period of the prior year.

The primary reasons for the increase in revenue in the second quarter of 2013 compared to the second quarter of 2012 were a $0.6 million increase in sales of RFID casino currency and RFID solutions to casinos in the Asia-Pacific region and a $0.4 million increase in sales of cards, layouts, dice, and furniture and accessories to casinos in the United States.

Our gross profit percentage decreased in the second quarter of 2013, compared with the second quarter of 2012, primarily due to: (1) a reduction in volumes of American-style RFID and non-RFID chips sold in Asia during the second quarter of 2013 which lowered the utilization and cost absorption of our production facilities for these product lines; and (2) lower margins in our Paulson chip line due to increased labor costs related to rush orders; offset by (3) an increase in volumes of European-style RFID plaques sold at higher sales prices and gross margins.

During the first six months of 2013, the Company posted revenues of $28.9 million compared to revenues of $28.5 million and net income of $3.1 million, or $0.38 per basic and diluted share, for the second quarter of 2012. Gross profit for the first six months of 2013 was $8.7 million, or 30% of revenues, compared to $10.2 million, or 36% of revenues, in the same period of the prior year.

The primary reason for the increase in revenue in the first six months of 2013, compared to the first six months of 2012, was an increase in sales of casino currency with RFID and RFID solutions to casinos in the Asia-Pacific region.

Our gross profit percentage decreased in the first six months of 2013, compared with the first six months of 2012, primarily related to: (1) a large imbalance in product demand in the first quarter of 2013, which significantly affected the utilization of our production facilities, resulting in one production facility incurring significant overtime and the other to have low utilization rates; and (2) a shift in our mix of revenues from our higher-margin Paulson chips toward lower-margin products.

The Company ended the second quarter with $20.0 million in cash, cash equivalents and marketable securities and no debt. During the second quarter of 2013, the Company purchased 20,201 shares of its common stock under the current repurchase authorization at a cost of $162,696. Under the current repurchase authorization as of June 30, 2013, the Company may repurchase up to an additional 231,459 shares.

"As in the first quarter, our results reflect the variability of our global customers' product demands from quarter to quarter," commented Greg Gronau, GPIC President and Chief Executive Officer. "We are not satisfied with our gross margins and bottom line for the first half of 2013 and expect lower earnings for the rest of the year when compared to last year. At the same time, we are working to balance production in our manufacturing facilities and to collaborate with our customers to provide new products and increase sales of our current offerings."

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table game equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset® and Bud Jones®, GPIC provides casino currency such as chips, plaques and jetons; gaming furniture and table accessories; table layouts; playing cards; dice; and roulette wheels. GPIC pioneered the use of security features such as radio frequency identification device (RFID) technology in casino chips and provides RFID solutions including RFID readers, software and displays. Headquartered in Las Vegas, Nevada, GPIC also has manufacturing facilities, warehouses and/or sales offices in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey, Gulfport, Mississippi and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains "forward-looking statements" based on current expectations that are inherently subject to known and unknown risks and uncertainties, such as statements relating to future share repurchases; new products; anticipated future sales or the timing thereof; fulfillment of product orders; the long-term growth and prospects of our business or any jurisdiction in which we operate; and the long term potential of the RFID casino currency solutions market and our ability to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. Our plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing of and ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, "Risk Factors" of our Annual Report on Form 10-K for the period ended December 31, 2012, all of which are difficult or impossible to predict accurately and many of which are beyond our control and are subject to change. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For Further Information Contact:
Martin A. Berkowitz, Chief Administrative Officer (Interim)
PH: 702.384.2425
FX: 702.384.1965

GAMING PARTNERS INTERNATIONAL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands, except share amounts)

	June 30,	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$ 14,474	$ 14,038
Marketable securities	5,533	13,546
Accounts receivable, net	6,095	5,802
Inventories	7,371	7,337
Prepaid expenses	788	893
Deferred income tax asset	1,239	2,908
Other current assets	2,421	1,311
Total current assets	37,921	45,835
Property and equipment, net	11,362	11,190
Intangibles, net	1,056	540
Deferred income tax asset	3,589	3,857
Inventories, non-current	124	207
Other assets	1,562	1,653
Total assets	$ 55,614	$ 63,282

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 2,761	$ 2,842
Accrued liabilities	3,222	5,179
Customer deposits and deferred revenue	1,112	3,037
Deferred income tax liability	-	2,858
Income taxes payable	418	571
Total current liabilities	7,513	14,487
Deferred income tax liability	2,219	2,174
Total liabilities	9,732	16,661
Commitments and contingencies - see Note 8
Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $.01 par value,
none issued and outstanding	-	-
Common stock, authorized 30,000,000 shares, $.01 par value,
8,207,077 and 7,931,963 issued and outstanding, respectively, as of June 30, 2013, and 8,207,077 and 8,045,904 issued
and outstanding, respectively, as of December 31, 2012	82	82
Additional paid-in capital	19,673	19,563
Treasury stock at cost: 275,114 and 161,173 shares	(2,135)	(1,250)
Retained earnings	27,517	27,039
Accumulated other comprehensive income	745	1,187
Total stockholders' equity	45,882	46,621
Total liabilities and stockholders' equity	$ 55,614	$ 63,282

GAMING PARTNERS INTERNATIONAL CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues	$ 14,146	$ 13,030	$ 28,914	$ 28,455
Cost of revenues	9,761	8,180	20,249	18,290
Gross profit	4,385	4,850	8,665	10,165

Marketing and sales	1,505	1,325	3,010	2,825
General and administrative	2,382	1,325	4,481	3,198
Research and development	494	435	1,027	832
Operating income	4	1,765	147	3,310
Other income and (expense), net	(40)	17	38	127
(Loss) income before income taxes	(36)	1,782	185	3,437
Income tax provision (benefit)	18	(28)	(293)	355
Net (loss) income	$ (54)	$ 1,810	$ 478	$ 3,082

Earnings per share:
Basic	$ (0.01)	$ 0.22	$ 0.06	$ 0.38
Diluted	$ (0.01)	$ 0.22	$ 0.06	$ 0.38
Weighted-average shares of common stock outstanding:
Basic	7,949	8,122	8,038	8,146
Diluted	7,949	8,134	8,116	8,162